Exhibit 1.2

SECURED TERM LOAN AGREEMENT

This Secured Term Loan Agreement is made as of December 29, 2019 (“Effective Date”) by and between LM Funding America, Inc., a Delaware corporation having its principal place of business at 1200 W. Platt St., Tampa, Florida  33606 (collectively with its successors and assigns, “Lender”) and Craven House North America, LLC, a Florida limited liability company having its principal place of business at 107 West Federal Street, Middleburg, VA132 (“Borrower”).

WHEREAS, the Borrower has requested that Lender loan to Borrower the principal sum of up to One Million Five Hundred Thousand and No/100’s Dollars ($1,500,000.00) (“Loan”); and

WHEREAS, Lender has agreed to make Loan to borrower under the terms and conditions set forth in this Agreement and that certain Promissory Noted of even date herewith made by Borrower in the principal amount of One Million Five Hundred Thousand and No/100’s Dollars ($1,500,000.00) and payable to Lender (the Promissory Note and all amendments thereto and substitutions therefore are hereinafter referred to as the “Note”).  The terms and provisions of the Note are hereby incorporated by reference in this Agreement.

WHEREAS, Borrower’s obligations under the Loan will be secured by, among other items, a first priority collateral assignment of the assets of Borrower of even date herewith (“Assignments”) and stock pledges (“Pledges”) of all of Borrower’s common shares of Lender and sole member of Borrower (“Member”).  (Collectively, Assignments and Pledges referred to as “Security Agreements”).  This Agreement, the Note, the Security Agreements and any other documents evidencing or securing the Loan or executed in connection therewith, and any modifications, renewals and extensions thereof, are referred to herein collectively as the Loan Documents.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

1.(a)General Definitions.  The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.  When used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Ancillary Agreements” means all agreements, instruments, and documents including, without limitation, promissory note, deeds of trust, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, operating agreements, trust agreements whether heretofore, concurrently, or hereafter executed by or on behalf of Borrower or delivered to Lender, relating to this Agreement or to the transactions contemplated by this Agreement.

“Business Day” means any day other than a day on which commercial banks in Florida are authorized or required by law to close.

“Change of Ownership” means (a) any transfer (whether in one or more transactions) of ownership of not less than fifty percent (50%) of the common stock of Borrower held by the Original Owners (including for the purposes of the calculation of percentage ownership, any shares of common stock into which any capital stock of Borrower held by any of the Original Owners is convertible or for which any such shares of capital stock of Borrower or of any other Person may be exchanged and any shares of common stock issuable to such Original Owner upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners) to a Person who is neither an Original Owner nor an Affiliate of an Original Owner or (b) any merger, consolidation or sale of substantially all of the property or assets of Borrower.

“Collateral” means all of the common stock of Lender owned by Borrower and assigned to Lender pursuant to the Assignment and all of the assets of Borrower described in the Assignments, including, but not limited to, the Senior Convertible Promissory Note dated January 16, 2019 in original principal amount USD$3,581,982.16, as amended, issued by Lender in favor of Borrower (“Convertible Note”).

“Default Rate” means the maximum interest rate allowed by the laws of the State of Florida.

“Event of Default” means the occurrence of any of the events set forth in Section 13.

“Effective Date” means the date of this Agreement, the Note, and Security Agreements.

“GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except membership interests and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and  all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Loans” means the Term Loan and all other extensions of credit hereunder.

“Maximum Loan Amount” means $1,500,000.00 plus accrued interest and any amounts paid by Lender in fulfillment of guaranties of Borrower’s Indebtedness.

“Obligations” means and includes all Loans, all advances, debts, liabilities, obligations, covenants, payments made under the Guaranty, and duties owing by Borrower to Lender (or any corporation that directly or indirectly controls or is controlled by or is under common control with Lender) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including, without limitation, any debt, liability or obligation owing from Borrower to others which Lender may have obtained by assignment or otherwise and further including, without limitation, all interest, charges or any other payments Borrower is required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys’ fees chargeable to Borrower’s account or incurred by Lender in connection with Borrower’s account whether provided for herein or in any Ancillary Agreement.

“Person” means an individual, limited liability company, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Subsidiary” of any Person means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Term” means the Effective Date through April 15, 2020 subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder and extension by Lender.

“Term Loan” shall have the meaning set forth in Section 2(a) hereof.

“Term Loan Rate” means an interest rate of 6% per annum.

(b)Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

(c)Other Terms.  All other terms used in this Agreement and defined in the Uniform Commercial Code as adopted in the State of Florida, shall have the meaning given therein unless otherwise defined herein.

2.Term Loan.

(a)On the Effective Date, Lender shall make a term loan to Borrower as evidenced by the Note dated even date herewith (the “Note”) in the aggregate principal amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) (“Term Loan”).

(b)Subject to the terms and provisions of this Agreement, the Lender shall disburse to Borrower, upon Borrower’s written request, the sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00).  All disbursements made to Borrower pursuant to this Section 2(b) shall be made as a single disbursement by Lender on the Effective Date.

(c)The entire Obligations including all unpaid principal amount of the Term Loan, together with all accrued and unpaid interest thereon shall be due and payable on the last day of the Term.

(d)All payments made by Borrower in respect of the Term Loan, at Lender’s option, first to any fees, expenses or other costs Borrower is obligated to pay under this Note or the other loan Documents, second to interest due on this Note, and third to any outstanding principal balance of this Note.  All payments hereunder which are due on a Saturday, Sunday or Holiday shall be deemed to be payable on the next business day.

(e)In addition to all other rights and remedies under this Agreement, the Term Loan, together with all accrued and unpaid interest thereon shall, at Lender’s option, be immediately due and payable if this Agreement shall be terminated for any reason whatsoever or upon the occurrence of any Event of Default hereunder.

(f)From and after the funding of the principal amount of the Term Loan, Borrower shall have no right to request, and Lender shall have no obligation to make to Borrower, any other loans, advances or other financial accommodations hereunder.

(g)If Borrower does not pay any interest, fees, costs or charges to Lender when due, Borrower shall thereby be deemed to have requested, and Lender is hereby authorized at its discretion to charge Borrower’s account and added to the Obligations in an amount equal to such unpaid interest, fees, costs, charges or commissions.

(h)Any sums expended by Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement, including but not limited to, the payment of taxes or insurance premiums shall be charged to Borrower’s account and added to the Obligations.

3.Repayment of Term Loan.

(a)Provided that no Event of Default exists, the Obligations shall be due and payable as follows:

(i)Commencing on January 29, 2020, Borrower shall pay Monthly Interest payments of one-half percent (0.5%) interest on the Obligations monthly in arrears;

(ii)Upon the sale by Borrower of any Collateral, Borrower shall pay the net sales proceeds of such sale to Lender;

(b)Borrower shall be required to repay on the expiration of the Term the then aggregate outstanding principal balance of the Term Loan made by Lender to Borrower hereunder together with accrued and unpaid interest, fees, and charges and all other Obligations owed Lender under this Agreement and the Ancillary Agreements in cash, or, in the sole discretion of Borrower, 640,000 shares of LMFA Common Stock registered under a currently effective registration statement of the Company on Registration Statement File No.333-227203 and Registration Statement File No. 333-228048 (the “Registration Statement”)  (“Common Stock”).

4.Interest and Fees.

(a)Interest.

(i)Except as modified by Section 4(a)(v) below, interest shall accrue on the Obligations during the Term at the rate of six percent (6%) per annum comprised of Monthly Interest and Accrued Interest.  Monthly interest payments in arrears of one-half percent (0.5%) of the Obligations (“Monthly Interest”) shall be made pursuant to Section 3(a)(i).  The balance of the interest shall accrue on the Obligations at six percent (6%) per annum (“Accrued Interest”) and shall be payable pursuant to Section 3(a)(ii).

(ii)Interest payments hereunder may, at Lender’s option, be charged by Lender to Borrower’s account.  Interest charges shall be computed on the unpaid Obligations for each day they are outstanding at a rate per annum equal to the Term Loan Rate or Default Rate.

(iii)Interest shall be computed on the basis of actual days elapsed over a 360-day year.

(iv)Upon the occurrence and during the continuance of an Event of Default, interest shall be payable at the Default Rate.

(v)Notwithstanding the foregoing, in no event shall interest exceed the maximum rate permitted under any applicable law or regulation, and if any provision of this Agreement or an Ancillary Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to provide for interest at said maximum rate and any excess amount shall either be applied, at Lender’s option, to the Obligations in such order as Lender shall determine or refunded by Lender to Borrower.

(vi)Borrower shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including, but not limited to, any deduction for any set-off or counterclaim.

5.Security Interest.

(a)To secure the prompt payment to Lender of the Obligations, Borrower, Member, and Member’s stockholders shall have executed and delivered the Security Agreements dated even date herewith.

(b)Lender may file one or more financing statements disclosing Lender’s security interest in the Collateral without Borrower’s signature appearing thereon or Lender may sign on Borrower’s behalf.  The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement.

6.Inspections.  At all times during normal business hours, Lender shall have the right to (a) visit and inspect Borrower’s properties, (b) inspect, audit and make extracts from Borrower’s relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (c) discuss with Borrower’s principal officers, and independent accountants, Borrower’s business, assets, liabilities, financial condition, results of operations and business prospects.  Borrower will deliver to Lender any instrument necessary for Lender to obtain records from any service bureau maintaining records for Borrower.

7.Financial Information.  Within twenty-five days following the end of each month, Borrower shall deliver to Lender: (i) monthly un-audited operating statements for Borrower, certified as true, complete and correct showing actual sources and uses of cash during the preceding month; (ii) report detailing any property sales made during the previous month; and (iv) any other financial information as reasonably requested by Lender.

8.Additional Representations, Warranties and Covenants.  Borrower represents and warrants and covenants that:

(a)Borrower is a limited liability company duly organized and validly existing under the laws of the Florida and duly qualified and in good standing in every other state or jurisdiction in which the nature of Borrower’s business requires such qualification;

(b)the execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of Borrower’s articles of organization, operating agreement or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound and (iii) are within Borrower’s corporate powers;

(c)this Agreement, the Ancillary Agreements, and the Security Agreements executed and delivered by Borrower are Borrower’s legal, valid and binding obligations, enforceable in accordance with their terms;

(d)Borrower keeps and will continue to keep all of its books and records concerning borrower at Borrower’s executive offices located at the address set forth in the introductory paragraph of this Agreement and will not move such books and records without giving Lender at least thirty (30) days prior written notice;

(e)the operation of Borrower’s business is and will continue to be in compliance in all material respects with all applicable federal, state and local laws, including but not limited to all applicable environmental laws and regulations.

(f)there is no pending or threatened litigation, actions or proceeding which involve the possibility of materially and adversely affecting the Borrower’s business, assets, operations, condition or prospects, financial or otherwise, or the Collateral or the ability of Borrower to perform this Agreement;

(g)Borrower will pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon it;

(h)Borrower will promptly inform Lender in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any of Borrower’s properties, assets or business, which might singly or in the aggregate, have a materially adverse effect on Borrower; (ii) any amendment of Borrower’s articles of organization or operating agreement; (iii) any change in Borrower’s business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or might have a materially adverse effect on Borrower; (iv) any Event of Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which Borrower is a party or by which Borrower or any of Borrower’s properties may be bound which would have a material adverse effect on Borrower’s business, operations, property or condition (financial or otherwise) of the Collateral; (vi) any change in the location of Borrower’s executive offices; and (vii) any change in Borrower’s corporate name;

(i) Borrower will not (i) other than in the ordinary course of business, create, incur, assume or suffer to exist any indebtedness whether secured or unsecured other than Borrower’s existing indebtedness as of the date hereof and Borrower’s indebtedness to Lender; (ii) declare, pay or make any distribution to any member or equity interest holder of Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any equity of borrower; (iii) make advances, loans or extensions of credit to any Person subsequent to the date hereof; (v) become either directly or contingently liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise; (vi) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or equity of any Person or permit any other Person to consolidate with or merge with it; (vii) form any Subsidiary or enter into any partnership, joint venture or similar arrangement; (viii) materially change the nature of the business in which it is presently engaged; (ix) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Lender except as required by GAAP or in the tax reporting treatment or except as required by law; (x) enter into any transaction with any Affiliate other than in the ordinary course of business on arms’ length terms; or (xi) sell, transfer or lease or otherwise dispose of any of its properties or assets, without notifying Lender;

(j)Borrower will within thirty days of the Effective Date, execute and file, if necessary, all bills of sale, assignments, financing statements, etc. which may be required by Lender.

(k)Borrower shall not commingle the funds from Borrower’s operations with any other entity or Person.

(l)Borrower shall at all times be in full compliance and not in default of any obligation of Borrower arising under a Senior Loan, a loan agreement, note, mortgage or other form of indebtedness to any other lender.

(m)Borrower hereby ratifies and acknowledges all waivers and consents required of Lender by Borrower in Sections 5, 7, and 10 of the Convertible Note and extends all such waivers and consents through the Maturity Date.  Borrower and Lender agree to extend the Maturity Date of the Convertible Note until April 15, 2021.

9.Expenses.  Borrower shall pay all of Lender’s out-of-pocket costs and expenses, including without limitation all fees and all reasonable fees and disbursements of counsel retained or employed by Lender and appraisers, in connection with the preparation, execution and delivery of this Agreement, Security Agreements, and the Ancillary Agreements.  Borrower shall pay all recording taxes including documentary stamps and all of Lender’s out-of-pocket costs and expenses including reasonable disbursements of counsel retained by Lender and Appraisers in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement.  Borrower shall also pay all of Lender’s out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Lender, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement, Security Agreements, or the Ancillary Agreements, (b) Lender’s obtaining performance of the Obligations under this Agreement, the Security Agreements and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Lender’s security interests, assignments of rights and liens hereunder as valid perfected security interests, and (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral.  Borrower shall also pay Lender’s then standard price for furnishing Borrower or its designees copies of any statements, records, files or other data (collectively, “Reports”) requested by Borrower or its designees, other than reports of the kind furnished to Borrower and Lender’s other borrowers on a regular, periodic basis in the ordinary course of Lender’s business.  Borrower shall also pay Lender’s customary bank charges, including, without limitation, all wire transfer fees incurred by Lender, for all bank services performed or caused to be performed by Lender for Borrower at Borrower’s request.  All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by Borrower to Lender shall be payable on demand and shall be secured by the Collateral.

10.Assignment.  Lender may assign any or all of the Obligations together with any or all of the security therefor and any transferee shall succeed to all of Lender’s rights with respect thereto.  Upon such transfer, Lender shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee.  Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Lender and such holder, be entitled to the same benefits as Lender with respect to any security for the Obligations in which such holder is a participant.  Borrower agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Borrower were directly indebted to such holder in the amount of such participation.  Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender, and no such assignment or transfer of any such obligation shall relieve Borrower thereof unless Lender shall have consented to such release in a writing specifically referring to the obligation from which Borrower is to be released.

11.Waivers.  Borrower waives presentment and protest of any instrument and notice thereof, notice of default and all other notices to which Borrower might otherwise be entitled.

12.Term of Agreement.  This Agreement shall continue in full force and effect until the expiration of the Term.  Borrower may terminate this Agreement at any time upon payment in full of the Obligations.  Lender may terminate this Agreement and all obligations hereunder including the Term Loan at any time upon thirty days notice of the occurrence of an Event of Default which goes uncured.

13.Events of Default.  The occurrence of any of the following shall constitute an Event of Default:

(a)failure to make payment of any of the Obligations when required hereunder or under any Security Agreement or Ancillary Agreement;

(b)failure to pay any taxes when due after expiration of all extensions unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on Borrower’s books;

(c)failure to perform under and/or committing any breach of this Agreement, Security Agreement, or any Ancillary Agreement or any other agreement between Borrower and Lender;

(d)occurrence of a default under any agreement to which Borrower is a party with third parties which has a material adverse affect upon Borrower’s business, operations, property or condition;

(e)any representation, warranty or statement made by Borrower hereunder, in any Security Agreement, Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

(f)an attachment or levy is made upon any of Borrower’s assets having an aggregate value in excess of $25,000, or a judgment is rendered against Borrower or any of Borrower’s property involving a liability of more than $25,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(g)any change in Borrower’s condition or affairs (financial or otherwise) which in Lender’s sole discretion is believed to impair the Collateral, or any part thereof, or the ability of Borrower to perform its Obligations;

(h)any lien created hereunder or under any Security Agreement or Ancillary Agreement for any reason ceases to be or is not a valid and perfected lien having a first priority interest in any or all of the Collateral;

(i)if Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(j)Borrower shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

(k)any Affiliate or any Subsidiary or any Guarantor shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, (viii) take any action for the purpose of effecting any of the foregoing;

(l)any breach of any Senior Loan, note, loan agreement or between Borrower and a secured lender; and

(m)any Change of Ownership.

14.Remedies.(a)Upon the occurrence of an Event of Default pursuant to Section 13, Lender’s rights, remedies and powers, as provided herein and the other Loan Documents, are cumulative and concurrent, and may be pursued single, successively or together against Borrower, Member, and any guarantor of the Loan, the security described in the Loan Documents, and any other security given at any time to secure the payment hereof, all at the sole discretion of Lender,  Additionally, Lender may resort to every  other right or remedy available at law or equity without first exhausting the rights and remedies contained herein, all in Lender’s sole discretion.  Failure of Lender, for any period of time or on more than one occasion, to exercise its option to accelerate the due date of all Obligations shall not constitute a waiver of the right to exercise the same at any time during the continued existence of any Event of Default or any subsequent Event of Default.  At any time after the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)Take possession of the Borrower’s properties and do anything that is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents.  Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the properties to use un-advanced funds remaining under the Note or which may be reserved, escrowed or set aside for purposes hereunder at any time, or to advance funds in excess of the face amount of the Note, to pay, settle or compromises all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the properties of Borrower, to execute all applications and certificates in the name of Borrower to prosecute and defend all actions or proceedings in connection with improvements on the properties of Borrower, and to day any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)Declare the Note or the Obligations to be immediately due and payable;

(c)Use and apply any monies or letters of credit deposited by Borrower with Lender regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any Obligation under this Agreement which is due and owing to Lender;

(d)Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 13(i, j, or k) all Obligations shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

15.Revival.  Borrower further agrees that to the extent Borrower makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

16.Casualty and Condemnation.  In the event of any casualty to the properties of Borrower or any condemnation or any other taking of the properties of Borrower or a portion thereof (individually and collectively referred to as “Insurance Proceeds”), Borrower shall pay all Insurance Proceeds according to the requirements of the Senior Loans.  Any Insurance Proceeds remaining after repayment of the Senior Loans shall be paid by Borrower to Lender up to the amount of the Obligations.  Any remaining Obligations shall remain due and payable pursuant to the terms hereof.

17.Notices.  Any notice or request hereunder may be given to Borrower or Lender at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this paragraph.  Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, or by overnight mail or by telecopy (confirmed by mail).  Notices and requests shall be, in the case of those by mail or overnight mail, deemed to have been given when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

Notices shall be provided as follows:

If to the Lender:	LM Funding America, Inc.
1200 W. Platt St., Suite 1000
Tampa, Florida 33606
Attention: Bruce M. Rodgers
If to the Borrower:	Craven House North America Capital, LLC
107 W. Federal St.

Middleburg, VA

Governing Law and Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.  LENDER SHALL HAVE THE RIGHTS AND REMEDIES OF A SECURED PARTY UNDER APPLICABLE LAW INCLUDING, BUT NOT LIMITED TO, THE UNIFORM COMMERCIAL CODE OF FLORIDA.  BORROWER AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OTHER OBLIGATIONS SHALL BE LITIGATED IN THE APPLICABLE COURT IN HILLSBOROUGH COUNTY OR FEDERAL DISTRICT COURT OF THE WESTERN DISTRICT OF FLORIDA OR, AT LENDER’S OPTION, IN ANY OTHER COURTS LOCATED IN FLORIDA OR ELSEWHERE AS LENDER MAY SELECT AND THAT SUCH COURTS ARE CONVENIENT FORUMS AND BORROWER SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS.  BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT BORROWER’S ADDRESS APPEARING ON LENDER’S RECORDS, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED TWO (2) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.  BOTH PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER AND LENDER AND BORROWER WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDER WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS WHICH IT MAY HAVE.

18.Limitation of Liability.  Borrower acknowledges and understands that in order to assure repayment of the Obligations hereunder Lender may be required to exercise any and all of Lender’s rights and remedies hereunder and agrees that neither Lender, its officers, managers, principals, employees, nor any of Lender’s agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.

19.Entire Understanding.  This Agreement contains the entire understanding between Borrower and Lender and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by the Borrower’s and Lender’s respective officers.  Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

20.Modification.  This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof and thereof and may not be modified, altered or amended except by an agreement in writing signed by the parties hereto and thereto.

21.Severability.  Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

22.Captions.  All captions are and shall be without substantive meaning or content of any kind whatsoever.

23.Counterparts.  This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument and faxed signatures shall have the same effect as originals upon the time and date received.

24.Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

CRAVEN HOUSE CAPITA NORTH AMERICA,

_/s/ Mark Pajak

By: Mark Pajak

Its: Manger

LM FUNDING AMERICA, INC.

By:_/s/ Bruce Rodgers

      Bruce M. Rodgers, CEO